Exhibit 99.1

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$4,737	$7,685
Accounts receivable, net of allowance of doubtful accounts of $3,627 and $741, respectively	25,561	29,346
Inventory, net	4,863	3,865
Prepaid expenses and other current assets	1,905	2,487

Total current assets	37,066	43,383
Property and equipment, net	2,556	2,382
Right-of-use asset	3,357	2,899
Other long-term assets	9,172	2,706

Total assets	$52,151	$51,370

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$14,767	$5,809
Current portion of term loan	53,673	53,360
Current portion of lease liabilities	840	905
Accrued expenses and other current liabilities	20,606	15,793

Total current liabilities	89,886	75,867
Convertible notes payable, net of discounts ($16,793 and $0 measured at fair value, respectively)	19,897	3,103
Lease liabilities, net of current portion	2,711	2,163
Other liabilities	10,875	2,551

Total liabilities	123,369	83,684

Commitments and Contingencies (Note 14)
Redeemable convertible preferred stock:
Series C redeemable convertible preferred stock, $0.0001 par value — 8,113,616 shares authorized; 7,927,446 shares issued and outstanding; redemption and liquidation value of $39,122	39,122	39,122
Stockholders’ deficit:
Convertible preferred stock (Series A, A-1, B, D-1, D-2, D-3), $0.0001 par value; 12,916,272 shares authorized; 11,988,508 and 11,984,370 shares issued and outstanding; redemption and liquidation value of $91,975 and $90,539 as of June 30, 2023 and December 31, 2022, respectively	58,034	57,999
Common stock, $0.0001 par value — 38,000,000 and 35,000,000 shares authorized as of June 30, 2023 and December 31, 2022, respectively; 7,698,923 and 7,654,943 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	51	51
Additional paid-in capital	3,564	2,706
Accumulated deficit	(171,989)	(132,192)

Total stockholders’ deficit	(110,340)	(71,436)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$52,151	$51,370

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(dollars in thousands, except per share amounts)

	Six Months Ended June 30,
	2023	2022
Revenue	$27,031	$28,963
Cost of revenue	5,932	6,071

Gross profit	21,099	22,892

Operating expenses:
Research and development	14,433	6,165
General and administrative	11,714	6,826
Sales and marketing	22,137	19,778

Total operating expenses:	48,284	32,769

Loss from operations	(27,185)	(9,877)

Other (expense) income:
Interest expense, net	(4,745)	(1,527)
Changes in fair value of derivative liability	(35)	—
Changes in fair value of warrants	(1,679)	34
Changes in fair value of debt	2,257	—
Termination of convertible note side letters	(8,134)	—
Other expense, net	(220)	(454)

Total other expense:	(12,556)	(1,947)

Loss before income taxes	(39,741)	(11,824)
Provision for income taxes	(56)	—

Net loss and comprehensive loss	(39,797)	(11,824)
Cumulative undeclared preferred dividends	(1,442)	(1,442)

Net loss attributable to common shareholders	$(41,239)	$(13,266)

Net loss per share
Basic and diluted	$(5.38)	$(1.78)

Weighted-average shares outstanding
Basic and diluted	7,670,589	7,444,937

The accompanying notes are an integral part of these consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(dollars in thousands)

	Six Months Ended
			Stockholders’ Deficit
	Redeemable Convertible Preferred Stock		Convertible Preferred Stock		Common Sock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2022	7,927,446	$39,122	11,977,580	$57,973	7,383,096	$51	$2,139	$(94,448)	$(34,285)
Exercise of stock options	—	—	—	—	121,266	—	119	—	119
Stock-based compensation expense							162		162
Net loss	—	—	—	—	—	—	—	(11,824)	(11,824)

Balance as of June 30, 2022	7,927,446	39,122	11,977,580	57,973	7,504,362	51	2,420	(106,272)	(45,828)

Balance as of January 1, 2023	7,927,446	39,122	11,984,370	57,999	7,654,943	51	2,706	(132,192)	(71,436)
Exercise of stock options	—	—	—	—	43,980	—	48	—	48
Stock-based compensation expense	—	—	—	—	—	—	810	—	810
Issuance of Series A-1 convertible preferred stock for the exercise of warrants	—	—	504	6	—	—		—	6
Issuance of Series B convertible preferred stock for the exercise of warrants	—	—	3,634	29	—	—		—	29
Net loss		—	—	—	—	—		(39,797)	(39,797)

Balance as of June 30, 2023	7,927,446	$39,122	11,988,508	$58,034	7,698,923	$51	$3,564	$(171,989)	$(110,340)

The accompanying notes are an integral part of these consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Six Months Ended June 30,
	2023	2022
Operating Activities:
Net loss	$(39,797)	$(11,824)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash lease expense	416	318
Depreciation and amortization	399	423
Stock-based compensation	810	162
Provision for uncollectible accounts	2,885	—
Unrealized exchange loss	49	251
Provision for inventory	469	—
Change in fair value of warrant liabilities	1,679	(34)
Change in fair value of derivative liability	35	—
Change in fair value of debt	(2,257)	—
Non-cash interest expense	775	381
Non-cash termination of convertible note side letters	6,632	—
Changes in operating assets and liabilities:
Accounts receivable	930	(12,139)
Inventory	(1,468)	(789)
Prepaid expenses, other current and long-term assets	634	(1,726)
Operating lease liabilities	(391)	(350)
Accounts payable	5,021	2,123
Accrued expenses and other current liabilities	3,162	2,076

Net cash used in operating activities	$(20,017)	$(21,128)
Investing Activities:
Purchases of property and equipment	(408)	(1,248)

Net cash used in investing activities	$(408)	$(1,248)
Financing Activities:
Proceeds from issuance of convertible notes - net	19,550	1,103
Proceeds from term loan - net	—	4,975
Payment of debt issuance costs	—	(88)
Proceeds from option and warrant exercises	61	119
Repayment of convertible notes	(500)	—
Payment of deferred financing costs	(1,604)	—

Net cash provided by financing activities	$17,507	$6,109
Net decrease in cash and cash equivalents and restricted cash	(2,918)	(16,267)
Cash and cash equivalents and restricted cash at beginning of period	8,023	26,018

Cash and cash equivalents and restricted cash at end of period	$5,105	$9,751
Supplemental disclosure of cash flow information
Cash paid for interest	$3,967	$1,145
Supplemental cash flow information on non-cash investing and financing activities
Purchase of property and equipment included in accounts payable	$165	$—
Deferred Financing costs in accounts payable and accrued expenses	$6,918	$—
Issuance of warrants in connection with financing	$—	$147

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

A reconciliation of the amounts of cash and cash equivalents and restricted cash in the consolidated balance sheets to the amount in the consolidated statements of cash flows is as follows (in thousands):

	June 30, 2023	December 31, 2022
Cash and cash equivalents	$4,737	$7,685
Restricted cash included in other long-term assets	368	338

Cash and cash equivalents and restricted cash shown in the statement of cash flows	$5,105	$8,023

The accompanying notes are an integral part of these consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

1.	Organization and Description of Business

Organization

Allurion Technologies, Inc. (“Allurion” or the “Company”) is a vertically integrated medical device company that is developing, manufacturing, and commercializing innovative weight loss experiences centered around its Allurion™ Gastric Balloon. The Allurion Gastric Balloon is the world’s first and only swallowable, procedure-less intragastric balloon for weight loss that does not require surgery, endoscopy, or anesthesia for placement or removal. Allurion sells the Allurion Gastric Balloon and related hardware accessories through distributors or directly to health care providers. The Company currently also provides, free of charge, artificial intelligence (AI)-powered remote patient monitoring tools, a mobile app for patients and a clinic dashboard for providers, referred to as the Allurion Virtual Care Suite or “VCS” and collectively with the Allurion Gastric Balloon referred to as the “Allurion Program”. Allurion currently markets the Allurion Program in over 50 countries, and the Company operates subsidiaries in the U.S., France, the United Arab Emirates, Hong Kong, the United Kingdom, Italy, Spain, Australia and Mexico.

Business Combination Agreement

On February 9, 2023, and subsequently amended on May 2, 2023, we and our wholly-owned subsidiary, Allurion Technologies Holdings, Inc. (“New Allurion”), entered into the Business Combination Agreement with Compute Health (“CPUH”), Merger Sub I and Merger Sub II. Pursuant to the terms of the Business Combination Agreement, a series of Mergers occurred in which Merger Sub II continued as the surviving limited liability company and a wholly-owned subsidiary of Allurion (“the Mergers”). The Mergers closed on August 1, 2023 and New Allurion shares began trading on the NYSE under the ticker symbol “ALUR” on August 2, 2023. Upon completion of the Mergers, Allurion’s business operations continued as our business operations. The Mergers will be accounted for as a reverse capitalization in accordance with U.S. GAAP. Under this method of accounting, Compute Health, which is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and we will be the accounting “acquirer”. Accordingly, the Mergers will be treated as the equivalent of us issuing stock for the net assets of Compute Health, accompanied by a recapitalization. Our net assets and the net assets of Compute Health will be stated at historical costs, with no goodwill or other intangible assets recorded. This determination is primarily based on the facts that, immediately following the Mergers, Legacy Allurion stockholders have a majority of the voting power of Allurion, we control the majority of the board seats of Allurion, and Legacy Allurion senior management comprise all of the senior management of Allurion. Upon the consummation of the Mergers, Allurion became a publicly listed company.

Pursuant to the terms of the Business Combination Agreement, (a) each then-outstanding share of Allurion Common Stock issued and outstanding as of immediately prior to the Intermediate Merger Effective Time was automatically cancelled and extinguished and was converted into the right to receive shares of New Allurion Common Stock equal to 0.9780 for each share of Allurion Common Stock; (b) each then-outstanding share of Allurion Preferred Stock (other than Allurion Dissenting Shares and Allurion Cancelled Shares, the treatment of which is described in the Business Combination Agreement) issued and outstanding as of immediately prior to the Intermediate Merger Effective Time was automatically cancelled and extinguished and was converted into the right to receive shares of New Allurion Common Stock equal to the number of shares of Allurion Common Stock that would be issued upon conversion of such issued and outstanding share of Allurion Preferred Stock based on the applicable conversion ratio immediately prior to the Intermediate Merger Effective Time multiplied by the Intermediate Merger Exchange Ratio; (c) each then-outstanding and unexercised Allurion Option was converted into a Rollover Option, on the same terms and conditions as were applicable to such Allurion Option, based on the Intermediate Merger Exchange Ratio; (d) each then-outstanding Allurion RSU Award was converted into a Rollover RSU Award; (e) each then-outstanding Allurion Warrant was converted into a Rollover Warrant; and (f) the Sponsor Loan excess, whose balance was $3.7 million at the time of the Mergers, was converted into 525,568 shares of New Allurion Common Stock.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

PIPE Investment

In connection with the execution of the Business Combination Agreement, New Allurion and Compute Health entered into the PIPE Subscription Agreements with the PIPE Investors, pursuant to which, upon the terms and subject to the conditions set forth therein, the PIPE Investors, among other things, purchased an aggregate of 5,386,695 PIPE shares for a purchase price of $7.04 per share, for an aggregate purchase price of $37.9 million, following the CPUH Merger Effective Time and immediately prior to the Intermediate Merger Effective Time.

Revenue Interest Financing Agreement

On February 9, 2023, we entered into the Revenue Interest Financing Agreement with RTW. At the closing of the Mergers, New Allurion assumed all obligations of Allurion under the Revenue Interest Financing Agreement. Pursuant to the Revenue Interest Financing Agreement, at the closing of the Mergers, RTW paid New Allurion an aggregate of $40.0 million. In exchange for the Investment Amount, New Allurion will remit revenue interest payments on all current and future products and digital solutions developed and to be developed by New Allurion at a rate up to 6.0% of annual net sales prior to December 31, 2026, subject to the terms and conditions of the Revenue Interest Financing Agreement. On or after January 1, 2027, New Allurion will remit revenue interest payments at a rate up to 10.0% of annual net sales, subject to the terms and conditions of the Revenue Interest Financing Agreement and New Allurion will continue to make revenue interest payments to RTW until December 31, 2030.

RTW Side Letter

On February 9, 2023, in connection with the execution of the Business Combination Agreement, the PIPE Subscription Agreements, and the Revenue Interest Financing Agreement, Compute Health, New Allurion, Allurion, and Merger Sub II entered into the Existing RTW Side Letter with RTW. On May 2, 2023, Compute Health, New Allurion, Allurion, Merger Sub II and RTW amended and restated the Existing RTW Side letter, in connection with the Backstop Agreement (refer to Note 7 – Debt for further discussion regarding the Backstop Agreement). Pursuant to the Amended and Restated RTW Side Letter, among other things, New Allurion issued 250,000 shares of New Allurion Common Stock to RTW immediately prior to the Intermediate Merger Effective Time.

Fortress Credit Agreement

On August 1, 2023, we entered into the Term Loan Facility. Under the terms of the Term Loan Facility, we can borrow up to $60.0 million. In connection with the Closings, we used borrowings under the Term Loan to repay outstanding principal, accrued and unpaid interest and other obligations with respect to the 2021 Term Loan. Additionally, per the terms of the Term Loan Facility and Backstop Agreement (refer to FN 7 – Debt for further discussion regarding the Backstop Agreement), New Allurion issued an aggregate of 950,000 shares of New Allurion Common Stock to an affiliate of Fortress pursuant to a subscription agreement between New Allurion and such affiliate.

The Term Loan Facility will mature in June 2027. Interest on borrowings under the Term Loan Facility will be payable in arrears monthly at a floating interest rate equal to the current applicable margin of 6.44% plus the greater of 3.0% or the administrative agent’s prime rate. An exit payment equal to 3% of the Term Loan Facility will be due upon the prepayment or maturity date of the agreement.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Backstop Agreement

On May 2, 2023, the Backstop Purchasers entered into the Backstop Agreement. Pursuant to the Backstop Agreement, , immediately prior to the Intermediate Merger Closing (a) each Backstop Purchaser purchased $2 million aggregate principal amount outstanding portion of the HVL Allurion Convertible Note, (b) New Allurion canceled the existing HVL Allurion Convertible Note and issued a new Allurion Convertible Note to HVL for the remaining balance together with all unpaid interest accrued since the date of issuance thereof, (c) New Allurion issued new Allurion Convertible Notes to each Backstop Purchaser with an issuance date of the Closing Date and an original principal amount of $2 million each and (d) New Allurion issued 700,000 shares of New Allurion Common Stock to each Backstop Purchaser. Refer to FN 7 – Debt for further discussion around the Backstop Agreement.

HVL Termination Agreement

On May 2, 2023, HVL and New Allurion entered into the HVL Termination Agreement, terminating the HVL Side Letter. Pursuant to which, among other things, at closing of the Mergers, upon the terms and subject to the conditions set forth therein, New Allurion issued to HVL 387,696 shares of New Allurion Common Stock. The issuance of the HVL Additional Shares was effective immediately following the consummation of the Business Combination.

Gaur Contribution Agreement

On May 2, 2023, the Gaur Trust and New Allurion entered into the Gaur Contribution Agreement, pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, the Gaur Trust contributed to New Allurion, as a contribution of capital, 79,232 shares of New Allurion Common Stock. The Gaur Trust’s contribution of the Gaur Trust Contributed Shares was effective immediately following the consummation of the Business Combination and the issuance of New Allurion Common Stock to the Gaur Trust pursuant to the terms of the Business Combination Agreement.

RSU Forfeiture Agreement

On May 2, 2023, Krishna Gupta, a member of the Allurion board of directors, entered into the RSU Forfeiture Agreement, pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Mr. Gupta agreed to forfeit to Allurion 79,232 restricted stock units of New Allurion. The Forfeited RSUs were terminated and cancelled without consideration therefor immediately following the consummation of the transactions contemplated by the Business Combination Agreement.

CPUH Sponsor Contribution Agreement

On May 2, 2023, the Sponsor and Compute Health entered into the Sponsor Contribution Agreement pursuant to which, immediately prior to the CPUH Merger Effective Time, (a) the Sponsor recapitalized each of the Sponsor’s 21,442,500 shares of Compute Health Class B common stock, par value $0.0001 per share, of Compute Health and all 12,833,333 of the Sponsor’s warrants to purchase shares of Class A common stock, par value $0.0001 per share, of Compute Health into 2,088,327 shares of Compute Health Class A Common Stock and (b) the Additional Class B Holders recapitalized his or her 30,000 shares of Compute Health Class B Common Stock into 21,120 shares of Compute Health Class A Common Stock. Subsequently, at the CPUH Merger Effective Time, each such share of Compute Health Class A Common Stock was converted into shares of New Allurion Common Stock at the CPUH Exchange Ratio.

Chardan Equity Facility

In connection with the Business Combination, New Allurion has committed to enter into a ChEF Purchase Agreement with Chardan Capital Markets LLC, pursuant to which Allurion will have the right to require Chardan to purchase up to $100.0 million of shares of New Allurion Common Stock at a price per share

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

equal to 97.0% of the VWAP of New Allurion Common Stock on the NYSE. In consideration for the Chardan’s entry into the ChEF Purchase Agreement, New Allurion will agree to issue to Chardan 35,511 shares of New Allurion Common Stock. In connection with its entry into the Chardan facility, New Allurion will also enter into a registration rights agreement, pursuant to which it will agree to register the offer and sale of the shares of New Allurion Common Stock issuable pursuant to the ChEF Purchase Agreement on a new resale registration statement on Form S-1. Upon effectiveness of the Registration Statement, New Allurion will also pay Chardan a structuring fee of $75,000 in cash. Pursuant to the ChEF Purchase Agreement, New Allurion will also agree to reimburse Chardan up to $300,000 for fees and disbursements of Chardan’s legal counsel over the term of the facility. The Chardan facility will remain outstanding for three years unless terminated by the parties pursuant to the terms of the ChEF Purchase Agreement.

Sponsor Support Agreement

On February 9, 2023, New Allurion entered into a Support Agreement, by and among Compute Health, the Sponsor, Allurion, New Allurion and the Additional Class B Holders, pursuant to which immediately prior to the CPUH Merger Effective time, (a) the Sponsor recapitalized each of the Sponsor’s 21,442,500 shares of Compute Health Class B common stock, par value $0.001 per share, of Compute Health and all 12,833,333 of the Sponsor’s warrants to purchase shares of Class A common stock, par value $0.0001 per share, of Compute Health into 2,088,327 shares of Compute Health Class A Common Stock and (b) the Additional Class B Holders recapitalized his or her 30,000 shares of Compute Health Class B Common Stock into 21,120 shares of Compute Health Class A Common Stock. Subsequently, at the CPUH Merger Effective Time, each such share of Compute Health Class A Common Stock was converted into shares of New Allurion Common Stock at the CPUH Exchange Ratio.

Post-Closing Capitalization

Immediately after giving effect to the Business Combination, there were 46,502,000 shares of New Allurion Common Stock outstanding and 13,206,922 New Allurion Public Warrants outstanding exercisable for 1.420455 shares per New Allurion Public Warrant, or 18,759,838 shares of New Allurion Common Stock. Further, upon closing of the Business Combination on August 1, 2023, Allurion received $98.8 million in net cash proceeds.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). It should be read in conjunction with the Company’s Annual Report for the year ended December 31, 2022. The financial statements as of June 30, 2023 and for the six months ended June 30, 2023 and 2022 presented in this report are unaudited; however, in the opinion of management such financial statements reflect all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the periods presented are not necessarily indicative of the results that might be expected for future interim periods or for the full year.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

The consolidated financial statements include Allurion; and its consolidated subsidiaries, Allurion France SAS, and Allurion Middle East Medical Instrument Trading, LLC, which were both incorporated in 2017; Allurion Hong Kong Ltd., which was incorporated in 2019; Allurion UK Ltd., which was incorporated in 2021; Allurion Italy, Srl, Allurion Spain, Srl, Allurion Australia Pty Ltd., Allurion Mexico S. de R.L de C.V, which were incorporated in 2022; and Allurion Technologies Holdings, Inc which was incorporated in 2023. The Company’s operations are located in Europe, the Middle East, Africa, Latin America, Canada and the Asia-Pacific region, and it operates in one business segment.

Our foreign operations are subject to exchange rate fluctuations and foreign currency transaction costs. The functional currency for all of our foreign subsidiaries is the United States dollar except Allurion Australia Pty Ltd., which uses the Australian dollar. When remeasuring from a local currency to the functional currency, assets and liabilities are remeasured into U.S. dollars at exchange rates in effect at the balance sheet dates and results of operations transacted in local currency are remeasured into U.S. dollars using average exchange rates for the period presented. A gain from remeasurement of less than $0.1 million and loss from remeasurement of $0.5 million as of June 30, 2023 and 2022, respectively, are recorded in the statements of operations and comprehensive loss within other expense, net. The Company translates the foreign functional currency financial statements to U.S. dollars for Allurion Australia Pty Ltd. using the exchange rates at the balance sheet date for assets and liabilities, the period average exchange rates for revenues and expenses, and the historical exchange rates for equity transactions. The effects of foreign currency translation adjustments were immaterial for the six months ended June 30, 2023 and 2022.

Going Concern

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed consolidated financial statements are issued.

The Company has incurred recurring losses since inception and anticipates net losses and negative operating cash flows for the near future and may be unable to remain in compliance with certain financial covenants required under its credit facilities. Through June 30, 2023, the Company has funded its operations primarily with proceeds from the sale of its convertible preferred stock, issuance of convertible notes, issuance of term loans and funds available under the line of credit. The Company has incurred recurring losses and cash outflows from operating activities since its inception, including net losses of $39.8 million and $11.8 million and cash outflows from operating activities of $20.0 million and $21.1 million for the six months ended June 30, 2023 and 2022, respectively. As of June 30, 2023, the Company had an accumulated deficit of $172.0 million. The Company expects to continue to generate significant operating losses for the foreseeable future.

Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and the potential need to raise additional capital to finance its future operations and debt service payments, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these consolidated financial statements are issued. Because of these uncertainties, the accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

As noted above and Note 17, we entered into a Business Combination Agreement with Compute Health. Upon closing of the Business Combination on August 1, 2023, Allurion received $98.8 million in net cash proceeds.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

2.	Summary of Significant Accounting Policies

Besides the following, there have been no significant changes from the significant accounting policies disclosed in Note 2 of the “Notes to Consolidated Financial Statements” included in the consolidated financial statements and notes as of and for the year ended December 31, 2022.

2023 Convertible Notes

The Company accounts for the convertible notes issued between February 2023 and June 2023 under the fair value option (“FVO”) election of ASC Topic 825, Financial Instruments (“ASC 825”). The convertible notes accounted for under the FVO election are each debt host financial instruments containing embedded features wherein the entire financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. Changes in the estimated fair value of the convertible notes are recorded as a component of Other (expense) income in the consolidated statements of operations, except that the change in estimated fair value attributable to a change in the instrument-specific credit risks is recognized as a component of other comprehensive income. As a result of electing the FVO, direct costs and fees related to the 2023 Convertible Notes are expensed as incurred. The convertible notes issued in 2020, 2021 and 2022 are accounted for as disclosed in Note 7, Debt to the financial statements as of and for year ended December 31, 2022.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

reported amounts of revenues and expenses during the reporting period. Management considers many factors in selecting appropriate financial accounting policies and controls in developing the estimates and assumptions that are used in the preparation of these consolidated financial statements. Management must apply significant judgement in this process. In addition, other factors may affect estimates, including expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of reasonable estimates of the ultimate future outcomes, and management must select an amount that falls within that range of reasonable estimates. Actual results could differ from those estimates.

Risk of Concentration of Credit, Significant Customers and Significant Suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash equivalents, and accounts receivable, net. The Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company maintains its cash, cash equivalents and restricted cash with financial institutions that management believes to be of high credit quality. The Company has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Significant customers are those which represent more than 10% of the Company’s total revenue for the six months ended June 30, 2023 and 2022 or accounts receivable, net balance as of June 30, 2023 and December 31, 2022. The following table presents customers that represent 10% or more of the Company’s total revenue and accounts receivable, net:

	Revenue		Accounts Receivable
	Six Months Ended June 30		June 30,	December 31,

	2023	2022	2023	2022
Customer A	N/A	12%	N/A	N/A
Customer B	N/A	10%	N/A	13%
Customer C	N/A	N/A	11%	12%

The Company relies on third parties for the supply of parts and components for its products as well as third-party logistics providers. In instances where these parties fail to perform their obligations, the Company may be unable to find alternative suppliers of parts and components to satisfactorily deliver its products to its customers on time, if at all, which could have a material adverse effect on the Company’s operating results, financial condition and cash flows and damage its customer relationships.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326). The standard, including subsequently issued amendments, requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets such as available for sale debt securities, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. The Company adopted ASU 2016-13 effective January 1, 2023 under the prospective transition approach. The adoption of ASU 2016-13 did not have a material impact on the Company’s condensed consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Recently Issued Accounting Pronouncements Not Yet Adopted

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance if certain criteria are met for entities that have contracts, hedging relationships and other transactions that reference LIBOR or other reference rates expected to be discontinued as a result of reference rate reform. Subsequent to issuance, the FASB issued ASU 2021-01 in January 2021 to refine and clarify some of its guidance on ASU 2020-04, and ASU 2022-06 in December 2022 to extend the period of time preparers can utilize this guidance. This ASU is effective upon issuance and can be applied through December 31, 2024. Upon the transition of the Company’s contracts and transactions to new reference rates in connection with reference rate reform, the Company will prospectively apply the standard and disclose the effect on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt with Conversion and Other Options and Derivatives and Hedging—Contracts in Entity’s Own Equity, which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition is permissible for the adoption of this standard. Update No. 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted no earlier than the fiscal year beginning after December 15, 2020. The Company is currently evaluating the potential impact of the adoption of this standard on its consolidated financial statements.

3.	Revenue

Revenue by geographic region is based on the country in which our customer is domiciled and is summarized by geographic area as follows (in thousands):

	Six Months Ended June 30,
	2023	2022
France	$3,113	$3,142
Spain	2,520	3,330
United Kingdom	2,257	1,278
Chile	819	3,031
All other countries	18,322	18,182

Total Revenues	$27,031	$28,963

There is currently no revenue generated in the United States. For the six months ended June 30, 2023, $7.7 million of revenue was generated in five countries included within All other countries in the table above, representing approximately 29% of Total Revenues, with each country responsible for approximately 4%-8% of the total. Remaining revenue was generated by sales in 47 other countries included within All other countries. For the six months ended June 30, 2022, $8.8 million of revenue was generated in five countries included within All other countries, representing approximately 30% of Total Revenues, with each country responsible for approximately 5%-8% of the total. Remaining revenue was generated by sales in 37 other countries included within All other countries.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

4.	Inventory

Inventory consists of the following (in thousands):

	June 30, 2023	December 31, 2022
Finished goods	$2,300	$2,096
Work in progress	1,118	213
Raw materials	1,445	1,556

Total Inventory	$4,863	$3,865

Inventory is stated net of inventory reserves of approximately $0.5 million and zero as of June 30, 2023 and December 31, 2022, respectively.

5.	Property and Equipment, net

Property and equipment consist of the following (in thousands):

	Estimates Useful Life (in Years)	June 30, 2023	December 31, 2022
Computers and purchased software	3	$618	$575
Leasehold improvements	Shorter of useful life or lease term	1,841	1,822
Furniture and fixtures	5	291	251
Machinery and equipment	3-5	2,359	2,002

Property and equipment—at cost		5,109	4,650

Less accumulated depreciation and amortization		(3,212)	(2,851)

Construction in progress		659	583

Property and equipment—net		$2,556	$2,382

Depreciation expense was $0.4 million for each of the six month periods ended June 30, 2023 and 2022, recorded as follows (in thousands):

	Six Months Ended June 30,
	2023	2022
Cost of revenue	$218	$272
Research and development	83	37
General and administrative	70	83
Sales and marketing	28	31

Total depreciation and amortization expense	$399	$423

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

6.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	June 30, 2023	December 31, 2022
Distributor fees and marketing reimbursements	$5,269	$6,348
Accrued compensation	3,872	3,453
Accrued clinical trials and R&D	4,115	228
Accrued professional fees	3,017	2,105
Accrued interest	950	489
Accrued warranty	63	48
Other accrued expenses	3,320	3,122

Total accrued expenses and other current liabilities	$20,606	$15,793

7.	Debt

The components of the Company’s third-party debt consisted of the following (in thousands):

	June 30, 2023	December 31, 2022
2021 Term Loan	$55,000	$55,000
Convertible notes	22,153	3,103

Total principal amounts of debt	77,153	58,103

Less: Change in fair value of debt	(2,257)	—
Plus: Accretion	338	213
Less: current portion of long-term debt, net of discounts	(53,673)	(53,360)
Less: unamortized deferred financing costs and debt discounts	(1,664)	(1,853)

Long-term debt, net of current portion and discounts	$19,897	$3,103

As of June 30, 2023 and December 31, 2022, the fair value for the Company’s 2021 Term Loan approximated the respective carrying amounts.

Term Loans

2021 Term Loan

In March 2021, the Company entered into a loan and security agreement (as amended, the “2021 Term Loan” and the “2021 Term Loan Agreement”) with Runway Growth Credit Fund, Inc. (“Runway”) that provided initial cash proceeds of $15.0 million, all of which was drawn down in March 2021 and provided for additional borrowings of up to $10.0 million, in $5.0 million increments, based upon the achievement of certain revenue thresholds within specified time periods, as defined in the 2021 Term Loan Agreement.

In December 2021, the 2021 Term Loan Agreement was amended (the “Amendment”) to extend the maturity date of the 2021 Term Loan to December 30, 2025 and provide for an additional $20.0 million of borrowings, of which $15.0 million (the “Term C Loan”) was available based upon the achievement of certain revenue thresholds within specified time periods as defined in 2021 Term Loan Agreement as

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

amended. The agreement provided for equal monthly principal payments to commence on December 30, 2024 such that the borrowed principal amounts would be repaid in full on December 30, 2025. However, if achievement of certain revenue thresholds was achieved prior to April 15, 2023, the borrowed principal amounts would be repaid in full on December 30, 2025. The revenue thresholds were achieved in June 2022. In connection with the 2021 Term Loan, the Company paid issuance costs of $0.7 million which will be amortized over the remaining life of the loan.

In December 2021, the Company issued warrants exercisable for 132,979 shares of series C preferred stock as consideration for the Amendment and the draw down related to the 2021 Term Loan Agreement. The fair value of these warrants was determined to be $0.3 million upon issuance and are classified as a warrant liability on the condensed consolidated balance sheet as of June 30, 2023 and December 31, 2022 (see Note 8).

In June 2022, the 2021 Term Loan Agreement was amended to revise definitional terms for certain milestone events, the final payment amount and financial covenant. In September 2022, the 2021 Term Loan Agreement was further amended to, among other things: (1) change the interest rate to the higher of the prime rate or 3.25% plus the applicable margin of 6.44186%, (2) extend the maturity date of its outstanding term loans from December 30, 2025, to December 30, 2026, and (3) increase additional borrowing up to $15.0 million (the “Term D Loan”).

During June through September of 2022, the Company drew an additional $15.0 million of the Term C Loan based upon the achievement of certain revenue thresholds under the amended and restated provisions of the 2021 Term Loan. In connection with the Term C Loan under the 2021 Term Loan, the Company paid issuance costs of $0.3 million, which will be amortized over the remaining life of the loan. Upon the additional $15.0 million draw on the Term C Loan, warrants exercisable for 44,220 shares of Series D-1 preferred stock were issued. The Company has recorded a warrant liability of $0.4 million in connection with the Term C Loan on the consolidated balance sheets. In September 2022, in connection with the amendment of the 2021 Term Loan, the Company committed to issue warrants exercisable for an additional 44,220 shares of Series D-1 preferred stock if the Company draws on the entire Term D Loan. The fair value of these warrants was determined to be $0.4 million upon issuance and are classified as a warrant liability on the consolidated balance sheets as of June 30, 2023 and December 31, 2022 (see Note 8).

During October through December of 2022, the Company drew an additional $15.0 million of the Term D Loan based upon the achievement of certain revenue thresholds under the amended and restated provisions of the 2021 Term Loan. As of June 30, 2023, the Company has outstanding borrowings of $55.0 million under the 2021 Term Loan and has no additional borrowings available.

The Company has the option to prepay the 2021 Term Loan provided it pays a prepayment fee equal to 3% of the outstanding principal if paid on or prior to the one-year anniversary of funding, 2% of the outstanding principal if paid after the first anniversary of funding, 1% of the outstanding principal if paid after the second anniversary of the funding and 0.5% if paid after the third anniversary of the funding. A final payment fee of 3% of the funded amount of the loan is due upon maturity, which is accreted to interest expense over the term of the 2021 Term Loan.

The 2021 Term Loan Agreement as amended contains certain financial reporting and other covenants including the maintenance of a minimum liquidity amount of $3.0 million, maintenance of minimum product revenues over trailing twelve-month periods, and the absence of the occurrence of a material adverse change. Upon the occurrence of an event of default, Runway may declare all outstanding obligations immediately due and payable as well as increase the interest rate 5.0% above the rate that is otherwise applicable.

In connection with the closing of the Business Combination in August 2023, the 2021 Term Loan was paid off with the proceeds received from the Fortress debt financing (see Note 1). The Company has classified the 2021 Term Loan as a current liability in the June 30, 2023 and December 31, 2022 consolidated balance sheets.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Interest expense for the six months ended June 30, 2023 related to the 2021 Term Loan and 2021 Restated Term Loan was $4.3 million, consisting of $4.0 million of contractual interest, $0.1 million amortization of the debt discount, $0.1 million amortization of the warrant and term loan accretion of $0.1 million. Interest expense for the six months ended June 30, 2022 related to the 2021 Term Loan was $1.5 million, consisting of $1.3 million of contractual interest, $0.1 million of amortization of debt discount and amortization of the warrant, and term loan accretion of $0.1 million. The average interest rate during the six months ended June 30, 2023 and 2022 was 14.23% and 10.02%, respectively.

Scheduled future maturities of the 2021 Term Loan for years subsequent to June 30, 2023 are as follows (in thousands):

December 31, 2023	$—
December 31, 2024	—
December 31, 2025	3,929
December 31, 2026	51,071

$55,000

Convertible Notes

2021 Convertible Notes

In December 2021, the Company entered into a Convertible Note agreement with an investor for gross proceeds of $2.0 million with a stated interest rate of 5.0% per annum (the “2021 Convertible Notes”) and a maturity date 36 months from the date of issuance unless previously converted pursuant to their terms of the agreement. No issuance costs were incurred.

The 2021 Convertible Notes provide that, effective upon either a Special Purpose Acquisition Company (i.e. “deSPAC”) transaction, closing of a qualified financing, or closing of a non-qualified financing, all of the outstanding principal and interest would automatically convert into common shares or shares of the same class or series of capital stock issued in the qualified financing in an amount equal to the balance of the 2021 Convertible Notes on the date of conversion divided by the capped conversion price which is calculated by dividing $600.0 million by the fully diluted capitalization of the Company immediately prior to the conversion of the 2021 Convertible Notes. If the 2021 Convertible Notes are not converted into common shares, the principal and accrued interest become payable by the Company on the earlier of the maturity date or upon an event of default. As defined in the 2021 Notes Agreement, an event of default is either (i) the Company being unable to pay its debts as they become due or (ii) the occurrence of events of liquidation or bankruptcy of the Company.

Interest expense for the six months ended June 30, 2023 and June 30, 2022 related to the 2021 Convertible Notes Agreement was $0.1 million, consisting entirely of contractual interest. On August 1, 2023, in connection with the closing of the Merger, each of the outstanding 2021 convertible notes were converted into the applicable number of shares of New Allurion common stock and are no longer outstanding.

2022 Convertible Notes

In January 2022, the Company entered into a Convertible Note agreement with investors for gross proceeds of $1.1 million with a stated interest rate of 5.0% per annum (the “2022 Convertible Notes”). The 2022 Convertible Notes mature 36 months from the issuance date unless previously converted pursuant to their terms of the agreement. Issuance costs were de minimis. The 2022 Convertible Notes have the same terms as the 2021 Convertible notes.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Interest expense for the six months ended June 30, 2023 and June 30, 2022 related to the 2022 Convertible Notes Agreement was less than $0.1 million, consisting entirely of contractual interest. On August 1, 2023, in connection with the closing of the Mergers, each of the outstanding 2022 convertible notes were converted into the applicable number of shares of New Allurion common stock and are no longer outstanding.

2023 Convertible Notes

In February and June 2023, the Company entered into a Convertible Note agreement with investors for gross proceeds of $19.6 million with a stated interest rate of 7.0% per annum (the “2023 Convertible Notes”). The 2023 Convertible Notes mature on December 31, 2026 unless previously converted pursuant to the terms of their agreement. The 2023 Convertible Notes provide that, effective upon a deSPAC transaction, all of the outstanding principal and interest would automatically convert into a number of shares of common stock equal to the balance of the 2023 Convertible Notes on the date of conversion divided by the discounted capped conversion price, which is calculated by dividing $217.3 million by the fully diluted capitalization of the Company immediately prior to the conversion of the 2023 Convertible Notes. Additionally the 2023 Convertible Notes provide that, effective upon the closing of a qualified financing, the holder of the 2023 Convertible Notes could optionally accelerate repayment of the principal and interest of the 2023 Convertible Notes or convert all of the outstanding principal and interest into common shares or shares of the same class or series of capital stock issued in the qualified financing equal to the balance of the 2023 Convertible Notes on the date of conversion divided by the greater of the capped price or the discounted price. The capped price is calculated by dividing $260.0 million by the fully diluted capitalization of the Company immediately prior to the conversion of the 2023 Convertible Notes, and the discounted price is calculated as 85% of the cash price of the same class or series of capital stock issued in the qualified financing. The 2023 Convertible Notes entered into between February 2023 and June 2023 are accounted for under the fair value option (“FVO”) election of ASC Topic 825, Financial Instruments (“ASC 825”) as the notes contain embedded derivatives including the automatic conversion upon a deSPAC Transaction prior to the deSPAC deadline, voluntary conversion upon a qualified financing, automatic repayment upon a sale event, and conversion rate adjustment, that would require bifurcation and separate accounting. These convertible notes are initially measured at their issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date.

Interest expense for the six months ended June 30, 2023 related to the 2023 Convertible Notes Agreement was $0.4 million, consisting entirely of contractual interest.

On May 2, 2023 the Company entered into termination agreements (the “Termination Agreements”) with each of the side letter holders. With respect to the Termination Agreement with one of the side letter holders (the “Side Letter Holder”), the Company had the right to prepay, in one or more transactions, all or a portion of the outstanding principal amount, plus accrued interest, under the related 2023 Convertible Notes (the “Side Letter Holder Bridge Note”), including by way of (a) a $2 million payment in cash by the Company to the Side Letter Holder on May 2, 2023, $1.5 million of which is deemed a prepayment penalty and recorded as other expense on the income, with the remaining $0.5 million recorded as a reduction of the principal amount, (b) immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement, an additional payment of at least $6 million, up to the then-outstanding principal amount, plus accrued interest, under the Side Letter Holder Bridge Note by way of (i) payment in cash by the Company and/or (ii) the sale and transfer of all or any portion of the Side Letter Holder Bridge Note, equivalent in value to the portion of the additional payment to be repaid pursuant to this clause (b)(ii), to any person or persons designated in writing by the Company. The May 2023 Termination Agreements were accounted for as a modification of debt and the modified convertible notes will continue to be accounted for under the FVO with any change in fair value recognized in other expense on the income statement.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

In addition, under the Termination Agreement executed with the Side Letter Holder, New Allurion has agreed to issue to the Side Letter Holder a number of shares of New Allurion common stock (“PubCo Additional Shares”) equal to (a) the outstanding principal and accrued interest under the Side Letter Holder Bridge Note immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement (after giving effect to the payment of the repayments) divided by $5.00, plus (b) 300,000 shares of New Allurion common stock. The PubCo Additional Shares were accounted for as a freestanding financing liability. The liability for the PubCo Additional Shares is initially measured at its issue-date estimated fair value and subsequently remeasured at fair value at each reporting period with changes in fair value reflected in earnings until the PubCo Additional Shares are issued. A $3.3 million liability was recorded at issuance for the Base PubCo and Backstop Share as Other Liabilities on the balance sheet and the related expense recorded through other expense, net on the income statement. On August 1, 2023, upon closing of the Mergers, the Side Letter Holder was issued 387,696 PubCo Additional shares and the liability is no longer outstanding.

Further on May 2, 2023 RTW and Fortress (the “Backstop Purchasers”) entered into a backstop agreement (the “Backstop Agreement”) with the Company, New Allurion and the Side Letter Holder. Pursuant to the Backstop Agreement, each Backstop Purchaser agreed that to the extent any Side Letter Holder Bridge Notes remain outstanding prior to the consummation of the Mergers, such Backstop Purchase will, at the closing of the Mergers, purchase up to $2.0 million of the Side Letter Holder Bridge Notes from the Side Letter Holder in exchange for shares of New Allurion Common Stock (the “Base PubCo Shares, Backstop Shares and Conditional Additional PubCo Shares”). The Base PubCo Shares and Backstop Shares were accounted for as a freestanding financing liability. The Base PubCo Shares and Backstop Shares liability is initially measured at its issue-date estimated fair value and subsequent remeasured at fair value at each reporting period with changes in fair value reflected in earnings until the Base PubCo Shares and Backstop Shares are issued. A $3.3 million liability was recorded at issuance for the Base PubCo and Backstop Share as Other Liabilities on the balance sheet and the related expense recorded through other expense, net on the income statement.

On August 1, 2023, immediately prior to the closing of the Merger we repaid $6.3 million of the Side Letter Holder Bridge Note, leaving a principal balance of $6.3 million. Each Backstop purchaser then, (a) purchased $2.0 million principal amount outstanding portion of the Side Letter Holder Bridge Note, (b) New Allurion canceled the existing Side Letter Holder Bridge Note and issued a new Convertible Note to the Side Letter Holder for the remaining balance together with all unpaid interest accrued since the date of issuance of $2.7 million, (c) New Allurion issued convertible notes to each Backstop Purchaser with an issuance date of the Closing Date (August 1, 2023) and an original principal amount of $2.0 million each and (d) New Allurion issued 700,000 shares of New Allurion Common Stock to each Backstop Purchaser.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

8.	Fair Value Measurements

The following tables present the fair value hierarchy for its assets and liabilities that are measured at fair value at issuance date and on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value (in thousands):

Fair Value Measurement as of June 30, 2023
	Total Carrying Value	Level 1	Level 2	Level 3
Assets:
Cash equivalents
Money market funds	$35	$35	$—	$—

Total assets	$35	$35	$—	$—

Liabilities:
Series C Common Stock Warrant Liability	$743	$—	$—	$743
Series B Preferred Stock Warrant Liability	556	—	—	556
Series A-1 Preferred Stock Warrant Liability	161	—	—	161
Other Common Stock Warrant Liabilities	608	—	—	608
Series C Preferred Stock Warrant Liability	1,182	—	—	1,182
Derivative Liability—Success Fee	213	—	—	213
Series D-1 Preferred Stock Warrant Liability	780	—	—	780
2023 Convertible Notes	16,793	—	—	16,793
PubCo Additional Share Liability	3,327	—	—	3,327
Base PubCo Shares and Backstop Shares Liability	3,305	—	—	3,305

Total Liabilities	$27,668	$—	$—	$27,668

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Fair Value Measurement as of December 31, 2022
	Total Carrying Value	Level 1	Level 2	Level 3
Assets:
Cash equivalents
Money market funds	$4,925	$4,925	$—	$—

Total assets	$4,925	$4,925	$—	$—

Liabilities:
Series C Common Stock Warrant Liability	$340	$—	$—	$340
Series B Preferred Stock Warrant Liability	303	—	—	303
Series A-1 Preferred Stock Warrant Liability	82	—	—	82
Other Common Stock Warrant Liabilities	255	—	—	255
Series C Preferred Stock Warrant Liability	684	—	—	684
Derivative Liability—Success Fee	180	—	—	180
Series D-1 Preferred Stock Warrant Liability	707	—	—	707

Total Liabilities	$2,551	$—	$—	$2,551

The Company has classified the warrants within Level 3 of the hierarchy as the fair value is derived using the Black-Scholes option pricing model, which uses a combination of observable (Level 2) and unobservable (level 3) inputs. See table below for the assumptions used in the pricing model:

	Measurement Date	Interest Rate	Exercise Price	Estimated Fair Value of Underlying Share Price	Expected Volatility	Expected Life (Years)
Series A-1 Preferred Stock warrants	June 30, 2023	5.43%	$1.90	$11.66	50%	0.21
Series B Preferred Stock warrants	June 30, 2023	5.14%	2.38	11.70	55%	1.45
Series C Common Stock warrants	June 30, 2023	4.31%	0.01	9.91	59%	3.55
Series C Preferred Stock warrants	June 30, 2023	3.97%	6.58	11.79	59%	7.75
Other Common Stock	June 30, 2023	4.31%	1.02 - 1.10	9.91	59%	4.1 - 4.2
Series D-1 Preferred Stock warrants	June 30, 2023	3.81 - 3.97%	11.87	12.88	59%	7.8 - 9.2

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

	Measurement Date	Interest Rate	Exercise Price	Estimated Fair Value of Underlying Share Price	Expected Volatility	Expected Life (Years)
Series A-1 Preferred Stock warrants	December 31, 2022	4.42%	1.90	$6.75	69%	0.25
Series B Preferred Stock warrants	December 31, 2022	4.41%	2.38	6.91	65%	2.00
Series C Common Stock warrants	December 31, 2022	4.11%	0.01	4.54	63%	4.00
Series C Preferred Stock warrants	December 31, 2022	3.92%	6.58	7.24	63%	8.20
Other Common Stock	December 31, 2022	3.99%	1.02 - 1.10	4.54	63%	4.6 - 4.7
Series D-1 Preferred Stock warrants	December 31, 2022	3.88 - 3.92%	11.87	11.31	63%	8.2 - 9.7

Expected dividend yield for all calculations is 0.00%.

2019 Term Loan Success Fee Derivative Liability

The derivative liability for the Success Fee associated with the 2019 Term Loan was recorded at fair value as of June 30, 2023 using the following assumptions: weighted-average probability of 80% for the likelihood of a change in control or liquidity event within four years from the initial valuation date of the derivative liability; 20% that no change in control or liquidity event occurs prior to the expiration of the Success Fee period; and a market-based discount rate that will increase or decrease each period based on changes in the probability in the future cash flows.

2023 Convertible Notes

The 2023 Convertible Notes with a principal amount of $19.1 million were accounted for using the FVO election. Under the FVO election, the financial instrument is initially measured at its issue-date estimated fair value and subsequently re-measured at estimated fair value on a recurring basis at each reporting period date. At June 30, 2023, the fair value was be measured using a hybrid method which is a probability-weighted expected return method, where the convertible notes value is based on the following probability weighted scenarios: automatic conversion in to common stock upon closing of the Compute deSPAC (75% probability), an optional conversion in a qualified financing (15% probability), and a dissolution event (10% probability). The valuation includes significant unobservable inputs related to the probability of occurrence of each scenario, the estimated share price at conversion ($7.04 per share), and an estimated discount rate of 23%.

Additional PubCo Share Liability

The additional PubCo Share Liability was recorded at fair value as of June 30, 2023 using the following assumptions: estimated number of shares of 478,101; estimated price of shares at settlement of $7.04; and a market-based discount rate of 15%.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Base PubCo and Backstop Share Liability

The Base PubCo and Backstop share liability was recorded at fair value as of June 30, 2023 using the following assumptions: estimated number of shares of for each Backstop Purchaser of 950,000; estimated price of shares at settlement of $7.04; a market-based discount rate of 15%; and a 25% probability of occurrence that the Backstop would be utilized by the Company as of June 30, 2023.

The changes in the fair values of the warrant, success fee derivative liability, convertible notes, PubCo additional shares liability, and Base PubCo and Backstop Shares liability categorized with Level 3 inputs were as follows:

	MLSC Warrants	Preferred Stock Warrants	Common Stock Warrants	Success Fee Derivative Liability	2023 Convertible Notes	PubCo Share Liability	Base PubCo & Backstop Share Liability	Total
Balance – January 1, 2022	$29	$481	$231	$159	$—	$—	$—	$900
Fair value upon issuance	—	147	—	—	—	—	—	147
Change in fair value	(5)	4	(33)	—	—	—	—	(34)

Balance – June 30, 2022	24	632	198	159	—	—	—	1,013

Balance – January 1, 2023	$—	$1,777	$596	$178	$—	$—	$—	$2,551
Fair value upon issuance	—	—	—	—	19,550	3,370	3,264	26,184
Change in fair value	—	924	755	35	(2,257)	(43)	41	(545)
Exercise of warrants	—	(22)	—	—	—	—	—	(22)
Repayments of debt	—	—	—	—	(500)	—	—	(500)

Balance – June 30, 2023	—	$2,679	$1,351	$213	$16,793	$3,327	$3,305	$27,668

The change in fair value of the warrants, success fee derivative liabilities, convertible notes, PubCo additional shares liability, and Base PubCo and Backstop Shares liability at each period is recorded as a component of other income or other expense in the consolidated statements of operations and comprehensive loss.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

9.	Income Taxes

The Company recorded income tax expense for the six months ended June 30, 2023 and 2022 of $0.1 million and zero respectively, representing effective tax rates of (0.1%) and zero, respectively. The tax expense recorded relates to the earnings of the Company’s profitable foreign subsidiaries.

As of June 30, 2023 and 2022 the Company maintained a full valuation allowance against its net deferred tax assets as the Company has incurred significant operating losses since inception and has concluded that its net deferred tax asset is not more-likely-than-not realizable.

As of June 30, 2023 and 2022 the Company has not recorded tax reserves for any uncertain tax provisions.

10.	Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Preferred Equity

The Company issued Series A convertible preferred stock (the “Series A Preferred Stock”), Series B convertible preferred stock (the “Series B Preferred Stock”), Series C redeemable convertible preferred stock (the “Series C Preferred Stock”), and Series D convertible preferred stock (the “Series D Preferred Stock” and all such series collectively the “Preferred Stock”). All Preferred Stock is convertible at the option of the holder and automatically upon contingent events such as a sale, an initial public offering (“IPO”) or deSPAC event.

As of June 30, 2023, Preferred Stock consisted of the following (in thousands, except share amounts):

	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A Preferred Stock	2,276,786	2,276,786	$1,603	$2,486	2,276,786
Series A-1 Preferred Stock	1,513,028	1,486,048	2,782	4,235	1,486,048
Series B Preferred Stock	2,298,929	2,240,427	5,192	7,982	2,240,427
Series C Preferred Stock	8,113,616	7,927,446	39,122	39,122	7,927,446
Series D-1 Preferred Stock	1,684,565	842,283	9,614	16,162	842,283
Series D-2 Preferred Stock	3,644,616	3,644,616	24,054	36,672	3,644,616
Series D-3 Preferred Stock	1,498,348	1,498,348	14,789	24,438	1,498,348

Total	21,029,888	19,915,954	$97,156	$131,097	19,915,954

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

As of December 31, 2022, Preferred Stock consisted of the following (in thousands, except share amounts):

	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A Preferred Stock	2,276,786	2,276,786	$1,603	$2,486	2,276,786
Series A-1 Preferred Stock	1,513,028	1,485,544	2,776	4,234	1,485,544
Series B Preferred Stock	2,298,929	2,236,793	5,163	7,969	2,236,793
Series C Preferred Stock	8,113,616	7,927,446	39,122	39,122	7,927,446
Series D-1 Preferred Stock	1,684,565	842,283	9,615	15,865	842,283
Series D-2 Preferred Stock	3,644,616	3,644,616	24,054	35,997	3,644,616
Series D-3 Preferred Stock	1,498,348	1,498,348	14,788	23,988	1,498,348

Total	21,029,888	19,911,816	$97,121	$129,661	19,911,816

Voting Rights

The preferred stockholders vote as a single class together with holders of all other classes and series of stock of the Company on all actions to be taken by the stockholders of the Company. The preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which the shares held by each holder are then convertible. The Series C Preferred Stockholders are entitled to elect two members of the Board of Directors, and the common stockholders are entitled to elect four members of the Board of Directors.

Dividend Rights

All preferred stock participates in dividends with common stock on an as-converted basis when declared by the Board of Directors. The preferred stockholders are entitled to receive dividends, when and if declared, on a pro rata pari passu basis according to the number of shares of common stock held by such holder. The Series D preferred stockholders are also entitled to a cumulative dividend that accrues at the rate of 6% per annum. The dividend accrues on a daily basis from and including the issuance date of such shares, whether or not declared. No dividends were declared through June 30, 2023.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, before any payment shall be made to the holders of common stock, the holders of shares of Preferred Stock then outstanding are entitled to be paid out of the funds and assets available for distribution to the Company’s stockholders, on a pari passu basis, an amount per share equal to (i) for the Series A, Series A-1, Series B and Series C preferred stock per share liquidation preference equal to $1.092, $2.850, $3.563 and $4.935, respectively, plus any accruing dividends accrued but unpaid, whether or not declared and (ii) the Series D-1, Series D-2, and Series D-3 preferred stock per share liquidation preference equal to $17.809, $9.338, and $15.137, respectively, plus any accruing dividends accrued but unpaid, whether or not declared provided, that, if the Company achieves a revenue milestone of $65.0 million in a trailing twelve month period (the “Milestone”), then in lieu of the foregoing, the holders of the Series D-1, Series D-2, and Series D-3 Preferred Stock are entitled to receive an amount per share equal to $11.8725, $6.2256 and $10.0916, respectively, plus any accruing dividends accrued but unpaid, whether or not declared (collectively, the

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

“Preferred Stock Preference”). After payment of the Preferred Stock Preference, the funds and assets available for distribution to the Company’s stockholders, if any, will be initially distributed on a pro rata basis to the holders of common stock in the Company in proportion to the number of shares of common stock held at an amount per share equal to 150% of the Original Issue Price of the Series A Preferred Stock ($1.092), plus any dividends declared but unpaid thereon (the “First Catchup Amount”). Any remaining funds and assets available for distribution to the Company’s stockholders, if any, after the First Catchup Amount will then be distributed on a pro rata basis to the holders of common stock and Preferred Stock in the Company in proportion to the number of shares of common stock or Preferred Stock held.

Conversion Rights

Each share of Preferred Stock is convertible at any time, at the option of the holder, into one share of common stock, based upon a per share conversion factors of each series’ applicable original issuance prices, adjustable for certain dilutive events. Conversion is mandatory upon the closing of an IPO or deSPAC event, or upon the election of the holders of a majority of the then-outstanding Preferred Stock.

Redemption

The holders of Series A, Series A-1, Series B, Series D-1, Series D-2, and Series D-3 Preferred Stock are not entitled to any redemption rights, other than those under their liquidation rights discussed above. Upon the election of the holders of a majority of shares of the Series C Preferred Stock, up to 50% of the outstanding shares of Series C Preferred Stock are redeemable at a price equal to 1.5 times the original issuance price, plus all declared, but unpaid dividends thereon, on a pro rata basis in an equal semiannual portion, after January 17, 2022. The Series C contingent redemption upon a deemed liquidation event results in mezzanine equity classification (outside of permanent equity) on the Company’s consolidated balance sheet.

Common Equity

The Board of Directors authorized up to 38,000,000 shares of common stock par value $0.0001 per share. As of June 30, 2023 and December 31, 2022, 7,698,923 and 7,654,943 shares of common stock were outstanding, respectively. The Company issued 43,980 shares of common stock in the six months ended June 30, 2023, upon the exercise of stock options.

The number of shares of common stock that have been reserved for issuance upon the potential conversion or exercise, as applicable, of the Company’s securities as of June 30, 2023, is as follows:

Convertible preferred stock (as converted to common stock)	11,988,508
Redeemable convertible preferred stock (as converted to common stock)	7,927,446
Outstanding options to purchase common stock	4,229,085
Restricted Stock Units	1,446,938
Warrants to purchase preferred stock (as converted to warrants to purchase common stock)	296,347
Warrants to purchase common stock	141,985
Convertible notes (as converted to common stock)	3,568,468

Total	29,598,777

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Warrants

As of June 30, 2023 and December 31, 2022, warrants to purchase the following classes of Preferred Stock and Common Stock outstanding consist of the following:

June 30, 2023
Issuance Date	Remaining Contractual Term (in years)	Underlying Equity Instrument	Balance Sheet Classification	Shares Issuable Upon Exercise of Warrant	Weighted Average Exercise Price
9/16/2013	0.2	Series A-1 Preferred Stock	Liability	16,426	$1.90
12/1/2014	1.4	Series B Preferred Stock	Liability	58,502	2.38
3/30/2021	7.7	Series C Preferred Stock	Liability	132,979	6.58
6/4/2022	8.9	Series D-1 Preferred Stock	Liability	44,220	11.87
9/15/2022	9.2	Series D-1 Preferred Stock	Liability	44,220	11.87
1/17/2017	3.5	Common stock	Liability	75,000	0.01
8/3/2017	4.1	Common stock	Liability	10,000	1.10
9/8/2017	4.2	Common stock	Liability	29,412	1.02
6/19/2018	5.0	Common stock	Liability	18,382	1.02
6/25/2019	6.0	Common stock	Liability	9,191	1.02

				438,332

December 31, 2022
Issuance Date	Remaining Contractual Term (in years)	Underlying Equity Instrument	Balance Sheet Classification	Shares Issuable Upon Exercise of Warrant	Weighted Average Exercise Price
9/16/2013	0.7	Series A-1 Preferred Stock	Liability	16,930	$1.90
12/1/2014	1.9	Series B Preferred Stock	Liability	62,136	2.38
3/30/2021	8.2	Series C Preferred Stock	Liability	132,979	6.58
6/4/2022	9.4	Series D-1 Preferred Stock	Liability	44,220	11.87
9/15/2022	9.7	Series D-1 Preferred Stock	Liability	44,220	11.87
1/17/2017	4.0	Common stock	Liability	75,000	0.01
8/3/2017	4.6	Common stock	Liability	10,000	1.10
9/8/2017	4.7	Common stock	Liability	29,412	1.02
6/19/2018	5.5	Common stock	Liability	18,382	1.02
6/25/2019	6.5	Common stock	Liability	9,191	1.02

				442,470

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

11.	Net Loss per Share

Basic and diluted net loss per share was calculated as follows:

	Six Months Ended June 30,
	2023	2022
Numerator:
Net loss	$(39,797)	$(11,824)
Cumulative undeclared dividends to participating securities (Series D convertible preferred stock)	(1,442)	(1,442)

Net loss attributable to common shareholders	$(41,239)	$(13,266)

Denominator:
Basic and diluted weighted-average common stock outstanding	7,670,589	7,444,937

Net loss per share, basic and diluted	$(5.38)	$(1.78)

The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Six Months Ended June 30,
	2023	2022
Convertible preferred stock (as converted to common stock)	11,988,508	11,977,580
Redeemable convertible preferred stock (as converted to common stock)	7,927,446	7,927,446
Outstanding options to purchase common stock	4,229,085	2,935,031
Restricted Stock Units	1,446,938	—
Warrants to purchase preferred stock (as converted to warrants to purchase common stock)	296,347	273,609
Warrants to purchase common stock	141,985	282,359
Convertible notes (as converted to common stock)	3,568,468	167,396

Total	29,598,777	23,563,421

12.	Stock Based Compensation

The Company’s 2010 Stock Option Plan (the “2010 Plan”) provided for the grant of qualified incentive stock options; nonqualified stock options, and or other awards to the Company’s employees, officers, directors, advisors, and outside consultants to purchase the Company’s common stock. On December 11, 2020, the Company’s Board of Directors adopted the 2020 Stock Option Plan, merging it with and into the 2010 Plan, (as merged, the “Plan”), which provides for the grant of qualified incentive stock options, nonqualified stock options, and other awards to the Company’s employees, officers, directors, advisors, and

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

outside consultants to purchase the Company’s common stock. As of June 30, 2023 and December 2022, 5,676,023 and 5,846,026 options and RSUs, respectively, were issued and exercisable under the Plan. As of June 30, 2023 and December 31, 2022, there were 480,104 and zero shares, respectively, remaining available for future grant under the Plan. The stock options generally vest over a four-year period and expire 10 years from the date of grant.

Stock-based compensation expense included in the consolidated statement of operations and comprehensive loss was as follows:

	Six Months Ended June 30,
	2023	2022
Cost of revenue	$15	$—
Selling, general and administrative	758	130
Research and development	37	32

Total stock-based compensation expense	$810	$162

Stock Options

The following tables summarizes the option activity under the Plan during the six months ended June 30, 2023:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
		(per option)	(in years)	(in thousands)
Outstanding—January 1, 2023	4,399,088	$2.31	7.7	$9,595
Granted	—	—
Cancellations and forfeitures	(126,023)	2.15
Exercised	(43,980)	1.19
Outstanding—June 30, 2023	4,229,085	2.33	7.1	28,248

Exercisable at June 30, 2023	2,337,896	$1.49	5.6	$17,938

The weighted average grant-date fair value of the stock option awards granted during the six months ended June 30, 2022 was $1.24 per option.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model and the assumptions noted in the table below. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of public companies which are similar to the Company. The expected term of options granted to employees was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted-average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The expected term of options granted to non-employees is the remaining contractual term of the award. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate for periods within the expected life of the option is based upon the U.S. Treasury yield curve in effect at the time of grant.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

In determining the exercise prices for options granted, the Company’s Board of Directors has considered the fair value of the common stock as of the measurement date. The fair value of the common stock has been approved by the Board of Directors at each award grant date based upon a variety of factors, including the results obtained from an independent valuation, the Company’s current financial position, historical financial performance and prospects, the status of technological developments within the Company’s products, the composition and ability of the current management team, an evaluation or benchmark of the Company’s competition, the current global economic and business climates, the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock (including convertible preferred stock), the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event, among others.

There were no grants during the six months ended June 30, 2023. The assumptions used in the Black- Scholes option-pricing model for the six months ended June 30, 2022 are as follows:

Expected volatility	62%
Risk-free interest rate	2.84%
Expected dividend yield	0%
Expected term (in years)	6.0

As of June 30, 2023, there were $3.5 million of unrecognized compensation costs related to nonvested options granted under Plan, which is expected to be recognized over a remaining weighted-average period of approximately two years.

Restricted Stock Units

The Company has issued RSUs to a member of the Board of Directors with vesting subject to both a performance-based closing condition dependent on the successful merger with CPUH and time-based vesting conditions. See Note 1for information about the closing of the Merger with CPUH. Upon the satisfaction of the closing condition, 62.5% of the RSUs awarded will vest. Thereafter, the remaining 37.5% of the RSUs will vest monthly over a period of two years. The RSUs will automatically terminate and be forfeited if the closing condition is not met. Additionally, all RSUs are subject to forfeiture if the grantee’s continuous service relationship as a member of the Board of Directors terminates prior to vesting. The following table summarizes the restricted stock unit activity under the Plan during the six months ended June 30, 2023:

	Number of RSUs	Weighted Average Grant Date Fair Value
		(per share)
Outstanding—January 1, 2023	1,446,938	$4.41
Granted	—	—
Cancellations and forfeitures	—	—
Vested	—	—

Outstanding—June 30, 2023	1,446,938	$4.41

There were no shares granted, vested, or cancelled during the six months ended June 30, 2023 and 2022. The RSUs will only vest upon satisfaction of the closing condition, which has not yet occurred and is not considered probable until such an event occurs. Accordingly, no compensation cost had been recognized related to the RSUs. In connection with the closing of the Business Combination in August 2023, 62.5% of the RSUs vested.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

13.	Employee Benefit Plan

The Company has a 401(k) retirement plan that covers eligible U.S. employees. Eligible employees may elect to contribute up to the maximum limits, as set by the Internal Revenue Service, of their eligible compensation. The Company may elect to make a discretionary contribution or match a discretionary percentage of employee contribution. During the six months ended June 30, 2023 and 2022, the Company’s matching contributions to the plan were less than $0.1 million.

14.	Commitments and Contingencies

Operating Leases

With respect to contracts involving the use of assets, if the Company has the right to direct the use of the asset and obtain substantially all economic benefits from the use of an asset, it accounts for the service contract as a lease.

In February 2023, the Company executed amendments to three of its leases in Natick, Massachusetts. The amendments were accounted for as a modification of the existing lease agreements, with impacts to the lease term, lease payments, and related lease liability for each of the three leases. As a result of these amendments, the leases in Natick will now expire between June 2024 and March 2028, and additional operating lease assets obtained in exchange for lease obligations were $0.9 million. As of June 30, 2023, the Company was a party to seven different leases for office, manufacturing, and laboratory space under non-cancelable office leases in three cities. These leases total approximately 51,000 square feet and will expire between June 2024 and March 2028. The Company has a right to extend certain of these leases for periods between three and five years. The Company also holds immaterial leases related to vehicles and office equipment. Under its leases, the Company pays base rent and a proportional share of operating expenses. Such operating expenses are subject to annual adjustment and are accounted for as variable payments in the period in which they are incurred.

The Company adopted ASC 842 as of January 1, 2022. All of the Company’s leases are classified as operating leases at the adoption date and as of June 30, 2023. The components of Right of Use (“ROU”) assets and lease liabilities are included in the consolidated balance sheets. The short-term portion of the Company’s operating lease liability is recorded as part of accrued expenses and other current liabilities on the consolidated balance sheets.

Other pertinent lease information for the six months ended June 30, 2023 and 2022 is as follows (in thousands):

	June 30, 2023	June 30, 2022
Operating lease costs	$549	$399
Short-term lease costs	13	5
Variable lease costs	160	94
Operating cash flows paid for amounts in the measurement of operating lease liabilities	546	465
Operating lease assets obtained in exchange for lease obligations	874	316

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Future commitments under non-cancelable operating lease agreements as of June 30, 2023 are as follows (in thousands):

2023	$560
2024	1,133
2025	1,074
2026	728
2027	643
Thereafter	108

Total lease payments	$4,246
Less: present value adjustment	(695)

Total lease liabilities	3,551
Less: current lease liability	(840)

Long-term operating lease liabilities	$2,711

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate when measuring operating lease liabilities as discount rates were not implicit or readily determinable. As of June 30, 2023, the weighted average remaining lease term for operating leases is 3.9 years and the weighted average discount rate used to determine the operating lease liability is 9.5%.

Product Liability

The Company has not received any material product liability claims. While product defects and adverse patient reactions associated with the Allurion Balloon have occurred, and are expected to continue to occur, the Company does not have a history of product defects or adverse patient reactions that the Company’s management believes would give rise to a material product liability claim. Furthermore, the Company has obtained insurance related to potential product liability claims.

Litigation and Claims

In the normal course of operations, the Company may become involved in various claims and legal proceedings related to, for example, the validity or scope of its intellectual property rights, employee-related matters, or adverse patient reactions. Additionally, during the normal course of business, the Company may be a party to legal claims that may not be covered by insurance. As of June 30, 2023 and December 31, 2022, the Company has not recorded accruals for probable losses related to any existing or pending litigation or claims as the Company’s management has determined that there are no matters where a potential loss is probable and reasonably estimable. The Company does not believe that any existing or pending claims would have a material impact on the Company’s consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

15.	Geographic Information

Long-lived assets, consisting of property and equipment, net and ROU assets by geography were as follows (in thousands):

	June 30, 2023	December 31, 2022
United States	$4,780	$3,999
France	1,132	1,282
All other countries	—	—

Long-lived assets	$5,912	$5,281

Refer to Note 3 for information on revenue by geography.

16.	Related-party Transactions

Lease Agreement with Related Party

In August 2022, the Company entered into an operating lease agreement for additional office space in Paris, France with LNMP JPBC Invest. The Company’s Trade Marketing Director was the signor of this lease for LNMP JPBS Invest. Additionally, the Company’s Chief Commercial Officer is also a partner of LNMP JPBC Invest. The lease agreement includes lease payments of approximately $0.1 million per year. The lease commenced August 1, 2022 and ends on July 31, 2025. The Company concluded that the commercial terms of the lease agreement were competitive, at the current market rate and conducted at arm’s-length.

Consulting Agreements with KKG Enterprises, LLC and Remus Group Management, LLC

In the first quarter of 2023, Allurion entered into consulting agreements with KKG Enterprises, LLC (“KKG Enterprises”) and Remus Group Management, LLC (“Remus Group Management”) to assist Allurion in building out its AI platform, augment its AI advisory board, and provide advisory services related to the Business Combination. These agreements were tied to Allurion Board-related work by Krishna Gupta, who is a director of Allurion, CEO of Remus Group Management, principal at KKG Enterprises, and affiliated with Romulus Capital, a stockholder of Allurion. The agreements include payments of $0.2 million to KKG Enterprises and $0.3 million to Remus Group Management as board compensation to Krishna Gupta. These agreements were terminated on June 20, 2023.

Convertible Note with Hunter Ventures Limited

On February 15, 2023, Allurion sold $13 million of the $13.6 million 2023 Convertible Notes to Hunter Ventures Limited (“HVL”) and entered into a Side Letter with HVL, who is a limited partner of Romulus Growth Allurion L.P., which is a fund affiliated with Krishna Gupta (a director of Allurion; in addition, entities affiliated with him hold more than 5% of our outstanding capital stock). Refer Note 1 and Note 7 for additional information regarding the 2023 Convertible Notes.

Convertible Note with Related Party

In June 2023, Allurion sold $0.2 million of the 2023 Convertible Notes to the Company’s Chief Commercial Officer. The notes are subject to the terms of the 2023 Convertible Notes discussed in FN 7 – Debt.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

17.	Subsequent Events

The Company has completed an evaluation of all subsequent events through August 14, 2023, which is the date the consolidated financial statements were available to be issued, to ensure that these consolidated financial statements include appropriate disclosure of events both recognized in the consolidated financial statements and events which occurred but were not recognized in the consolidated financial statements. The following subsequent events occurred subsequent to June 30, 2023:

Bridge Notes

From July 1, 2023 until August 14, 2023, the Company issued an aggregate principal amount of $9.2 million convertible notes Bridge Notes to various investors pursuant to a convertible note purchase agreements, dated as of June 14, 2023 with a stated interest rate of 7.0% per annum. On August 1, 2023, in connection with the closing of the Mergers these notes converted into shares of New Allurion common stock.

Merger with CPUH

On August 1, 2023 the Company and New Allurion completed the Business Combination with CPUH and New Allurion’s common stock and warrants began trading on the NYSE under the ticker symbol “ALUR” and “ALUR WS”, respectively. Refer to FN 1 for further discussion around the Business Combination. As noted in FN 1, we entered into a Business Combination Agreement with Compute Health. Upon closing of the Business Combination on August 1, 2023, Allurion received $98.8 million in net cash proceeds.